Exhibit 99.1

DISCOVER FINANCIAL SERVICES REPORTS FOURTH QUARTER NET INCOME OF $563 MILLION
OR $1.40 PER DILUTED SHARE

Riverwoods, IL, January 24, 2017 - Discover Financial Services (NYSE: DFS) today reported net income of $563 million or $1.40 per diluted share for the fourth quarter of 2016, as compared to $500 million or $1.14 per diluted share for the fourth quarter of 2015. The company’s return on equity for the fourth quarter of 2016 was 20%.

Fourth Quarter Highlights

•	Total loans grew $4.9 billion, or 7%, from the prior year to $77.3 billion.

•	Credit card loans grew $3.6 billion, or 6%, to $61.5 billion and Discover card sales volume increased 3% from the prior year.

•
Total net charge-off rate excluding PCI loans increased 28 basis points from the prior year to 2.39% and the total delinquency rate over 30 days past due excluding PCI loans increased 30 basis points from the prior year to 1.97%.

•	Consumer deposits grew $5.1 billion, or 17%, from the prior year to $36.0 billion.

•	Payment Services transaction dollar volume for the segment was $46.1 billion, flat to the prior year.

"We delivered robust revenue growth in the fourth quarter with a solid operating efficiency ratio. While the seasoning of loans from the past several years of growth continued to drive provisions, overall credit performance remained healthy," said David Nelms, chairman and CEO of Discover. "We are proud of all we accomplished in 2016, including record originations in personal and student loans as well as strong new card account growth, all of which helped us to achieve nearly 7% loan growth. In 2017, we will continue to invest for long-term growth and remain focused on capital return."

Segment Results:

Direct Banking

Direct Banking pretax income of $868 million in the quarter increased $101 million from the prior year as higher net interest income and lower operating expenses were partially offset by higher provision for loan losses and lower other income.

Total loans ended the quarter at $77.2 billion, up 7% compared to the prior year. Credit card loans ended the quarter at $61.5 billion, up 6% from the prior year. Personal loans increased $991 million, or 18%, from the prior year. Private student loans increased $214 million, or 2% year over year, and grew $746 million, or 13%, excluding purchased student loans.

Net interest income increased $160 million, or 9%, from the prior year, driven by loan growth and higher net interest margin. Net interest margin was 10.07%, up 32 basis points from the prior year. Card yield was 12.62%, an increase of 42 basis points from the prior year due to a change in portfolio mix and the increases in the prime rate. Interest expense as a percent of total loans increased 10 basis points from the prior year primarily due to a change in funding mix and higher market rates.

Other income decreased $7 million, or 2%, from the prior year driven by higher standard rewards due to a change in product mix and by increased promotional rewards.

The delinquency rate for credit card loans over 30 days past due was 2.04%, up 32 basis points from the prior year and 17 basis points from the prior quarter. The credit card net charge-off rate for the fourth quarter was 2.47%, up 29 basis points from the prior year and 30 basis points from the prior quarter. The personal loans net charge-off rate of 2.70% increased by 42 basis points from the prior year. The student loan net charge-off rate excluding purchased credit-impaired ("PCI") loans was 1.42%, up 12 basis points from the prior year. Net charge-off rates were higher due to expected seasoning of loan growth.

Provision for loan losses of $579 million increased $93 million from the prior year due primarily to higher net charge-offs. The reserve build for the fourth quarter of 2016 was $144 million, compared to a reserve build of $128 million in the fourth quarter of 2015.

Expenses decreased $41 million, or 5%, from the prior year. Professional fees were lower than the prior year, primarily due to the completion of the look back related anti-money laundering remediation activities earlier this year. The fourth quarter of 2015 included $37 million in expenses related to these look back activities. Marketing expenses decreased primarily due to a lower level of deposit and credit card marketing. Employee compensation increased mostly due to higher staffing levels driven in part by regulatory and compliance activities as well as the impact of higher average salaries.

Payment Services

Payment Services pretax income was $15 million in the quarter, down $6 million from the prior year driven by expense increases.

Payment Services transaction dollar volume was $46.1 billion, flat to the prior year. PULSE transaction dollar volume was down 1% year-over-year. Diners Club International volume increased 8% from the prior year driven by continued growth in Asia.

Share Repurchases

During the fourth quarter of 2016, the company repurchased approximately 7.7 million shares of common stock for $477 million. Shares of common stock outstanding declined by 2.0% from the prior quarter.

Conference Call and Webcast Information

The company will host a conference call to discuss its fourth quarter results on Tuesday, January 24, 2017, at 5:00 p.m. Central time. Interested parties can listen to the conference call via a live audio webcast at https://investorrelations.discover.com.

About Discover

Discover Financial Services (NYSE: DFS) is a direct banking and payment services company with one of the most recognized brands in U.S. financial services. Since its inception in 1986, the company has become one of the largest card issuers in the United States. The company issues the Discover card, America's cash rewards pioneer, and offers private student loans, personal loans, home equity loans, checking and savings accounts and certificates of deposit through its direct banking business. It operates the Discover Network, with millions of retail and cash access locations; PULSE, one of the nation's leading ATM/debit networks; and Diners Club International, a global payments network with acceptance in more than 185 countries and territories. For more information, visit www.discover.com/company.

Contacts:

Investors:
Bill Franklin, 224-405-1902
williamfranklin@discover.com

Media:
Jon Drummond, 224-405-1888
jondrummond@discover.com

A financial summary follows. Financial, statistical, and business related information, as well as information regarding business and segment trends, is included in the financial supplement filed as Exhibit 99.2 to the company's Current Report on Form 8-K filed today with the Securities and Exchange Commission (“SEC”). Both the earnings release and the financial supplement are available online at the SEC's website (http://www.sec.gov) and the company's website (https://investorrelations.discover.com).

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, which speak to our expected business and financial performance, among other matters, contain words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely,” and similar expressions. Such statements are based upon the current beliefs and expectations of the company's management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements. These forward-looking statements speak only as of the date of this press release, and there is no undertaking to update or revise them as more information becomes available.

The following factors, among others, could cause actual results to differ materially from those set forth in the forward-looking statements: changes in economic variables, such as the availability of consumer credit, the housing market, energy costs, the number and size of personal bankruptcy filings, the rate of unemployment, the levels of consumer confidence and consumer debt, and investor sentiment; the impact of current, pending and future legislation, regulation, supervisory guidance, and regulatory and legal actions, including, but not limited to, those related to financial regulatory reform, consumer financial services practices, anti-corruption, and funding, capital and liquidity; the actions and initiatives of current and potential competitors; the company's ability to manage its expenses; the company's ability to successfully achieve card acceptance across its networks and maintain relationships with network participants; the company's ability to sustain and grow its non-card products; difficulty obtaining regulatory approval for, financing, closing, transitioning, integrating or managing the expenses of acquisitions of or investments in new businesses, products or technologies; the company's ability to manage its credit risk, market risk, liquidity risk, operational risk, compliance and legal risk, and strategic risk; the availability and cost of funding and capital; access to deposit, securitization, equity, debt and credit markets; the impact of rating agency actions; the level and volatility of equity prices, commodity prices and interest rates, currency values, investments, other market fluctuations and other market indices; losses in the company's investment portfolio; limits on the company's ability to pay dividends and repurchase its common stock; limits on the company's ability to receive payments from its subsidiaries; fraudulent activities or material security breaches of key systems; the company's ability to remain organizationally effective; the company's ability to increase or sustain Discover card usage or attract new customers; the company's ability to maintain relationships with merchants; the effect of political, economic and market conditions, geopolitical events and unforeseen or catastrophic events; the company's ability to introduce new products or services; the company's ability to manage its relationships with third-party vendors; the company's ability to maintain current technology and integrate new and acquired systems; the company's ability to collect amounts for disputed transactions from merchants and merchant acquirers; the company's ability to attract and retain employees; the company's ability to protect its reputation and its intellectual property; and new lawsuits, investigations or similar matters or unanticipated developments related to current matters. The company routinely evaluates and may pursue acquisitions of or investments in businesses, products, technologies, loan portfolios or deposits, which may involve payment in cash or the company's debt or equity securities.

Additional factors that could cause the company's results to differ materially from those described in the forward-looking statements can be found under “Risk Factors,” “Business - Competition,” “Business - Supervision and Regulation” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the company's Annual Report on Form 10-K for the year ended December 31, 2015, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the company's Quarterly Report on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016, and September 30, 2016, which are filed with the SEC and available at the SEC's internet site (http://www.sec.gov).